EXHIBIT 99.1

Immunomedics Announces Fiscal 2008 Results

MORRIS PLAINS, N.J., Aug. 28, 2008 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported revenues of $1.0 million and a net loss of $6.9 million, or $0.09 per share, for the fourth quarter of fiscal year 2008, which ended June 30, 2008. This compares to revenues of $0.8 million and a net loss of $4.6 million, or $0.06 per share, for the same period last year. The increase in net loss for the three-month period ended June 30, 2008 was primarily due to impairment losses to reduce the fair market value of the Company's investments in auction rate securities (ARS), increased research and development spending and increased compensation, principally from higher headcount.

For fiscal year 2008, the Company reported revenues of $3.7 million and a net loss of $22.9 million, or $0.31 per share. This compares to revenues of $8.5 million and a net loss of $16.7 million, or $0.26 per share, for fiscal year 2007. The current year did not include any amortization of deferred revenue from the Company's development collaboration and license agreement with UCB. Consequently, the increase in net loss was primarily due to the $5.4 million of amortized deferred revenue recognized in the previous year, as well as the $3.0 million adjustment to ARS investments and increased R&D expenses due to higher headcount and related salaries, employee benefits and higher patent expenses. This was partially offset by lower interest expense, reduced operating expenses resulting from the termination of certain executive life insurance agreements, an increase in tax benefits from the State of New Jersey and higher interest income.

As of June 30, 2008, the Company had $26.2 million in cash, cash equivalents and marketable securities. Marketable securities consist of $20.0 million in AAA rated student loan ARS, net of the $3.0 million impairment losses recorded in fiscal year 2008. On July 11, 2008, the Company entered into a license and collaboration agreement with Nycomed GmbH providing Nycomed a worldwide license to develop, manufacture and commercialize veltuzumab in the subcutaneous formulation, for the treatment of all non-cancer indications. In return, the Company has received a non-refundable initial cash payment of $40 million on August 21, 2008. With the completion of the agreement with Nycomed, Bank of America, N.A. and the Company have agreed to terminate the parties' obligations under the $9.0 million line of credit established in June 2008, which was secured by the Company's marketable securities.

"The initial payment from the Nycomed agreement has significantly improved our cash position. With Nycomed assuming all costs for the non-cancer development of veltuzumab, we expect to bolster our pipeline by bringing new product candidates into the clinic without increasing our planned cash burn rate," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "We are evaluating our options for the oncology indications for epratuzumab and veltuzumab including new clinical trials supported by the Company and outside study groups," he further commented. "Finally, we are looking forward to hosting a Research and Development day on Wednesday, September 17, 2008 in New York to provide an in-depth look at our clinical pipeline, and share our plans for the future development of these agents," he added.

Details on the event can be found on the Company's website at www.immunomedics.com/2investors/investor_relations.html.

 Other developments of note during this quarter were:

 * At the 55th Annual Meeting of the Society of Nuclear Medicine,
   the Company and its subsidiary, IBC Pharmaceuticals, Inc., reported results from a study of pretargeted imaging of cancer in an animal model.  The Company also presented results from a pretargeted tumor imaging study of colorectal cancer patients, the development of novel radiotracer for improved imaging of cancer and preclinical results of fractionated pretargeted radiommunotherapy of pancreatic cancer.

 * UCB reported at the 2008 annual European Congress of Rheumatology data from the first placebo-controlled studies using epratuzumab in patients with systemic lupus erythematosus (SLE) that showed clinically meaningful improvements in moderate and severe flaring
   SLE patients after epratuzumab treatment.

 * The Company presented at the 2008 Annual Meeting of the American
   Society of Clinical Oncology a summary of clinical and
   preclinical results of veltuzumab in non-Hodgkin's lymphoma.  The
   Company also reported clinical results in lymphoma and metastatic colorectal cancer with radioimmunotherapy.

 * At the same meeting, North Central Cancer Treatment Group reported interim results from their Phase II study of epratuzumab in combination with rituximab and CHOP therapy for the treatment of patients with newly diagnosed diffuse large B-cell lymphoma.

 * At the 2008 Annual Meeting of the American Association for Cancer
   Research, the Company presented a modular method to prepare novel tetrameric cytokines using the Dock-and-Lock platform technology.
   In addition, the Company reported results from 2 preclinical studies that showed enhanced activity when milatuzumab was used in combination with therapeutics for multiple myeloma, and when veltuzumab was added to yttrium-90 labeled epratuzumab for the treatment of NHL.  The Company and IBC Pharmaceuticals also reported preclinical results from pretargeting studies using TF4, an anti-CD20 bispecific antibody.

 * Patient dosing has begun in a Phase I/II study of subcutaneously-
   administered veltuzumab in patients with CD20-positive non-
   Hodgkin's lymphoma or chronic lymphocytic leukemia.

 * The Company was awarded U.S. patent 7,354,587 covering the use of antibodies reactive with CD74, the major histocompatibility complex (MHC) class-II invariant chain, Ii, of immune cells to deliver cancer and infectious disease vaccines into immune cells.
   Claims of the patent also cover use of cytokines to enhance the response to the vaccine-antibody complex.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 116 patents issued in the United States and more than 295 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at http://www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                          IMMUNOMEDICS, INC.
                Condensed Consolidated Balance Sheets

                                          June 30,       June 30,
                                            2008           2007
                                        ------------   ------------

 ASSETS
 Current Assets:
  Cash and cash equivalents             $  6,132,470   $ 19,088,089
  Marketable securities                   20,050,000     27,145,320
  Accounts receivable, net                 1,057,974        708,212
  Inventory                                  469,964        307,909
  Prepaid expenses                           434,305        449,709
  Other current assets                       212,035        266,313
  Restricted securities                           --      1,275,200
                                        ------------   ------------
                                          28,356,748     49,240,752

 Property and equipment, net               5,923,170      7,307,685
 Value of life insurance policies            420,774      3,618,538
 Other long-term assets                       30,000         31,264

                                        ------------   ------------
                                        $ 34,730,692   $ 60,198,239
                                        ============   ============

 LIABILITIES AND STOCKHOLDERS' (DEFICIT)
  EQUITY
  Current liabilities                   $  4,182,236   $  6,159,886
  Other liabilities                          766,123        659,546
  Deferred revenues - long-term portion   31,145,385     31,145,385
  Deferred Compensation                           --      1,826,885
  Minority interest                               --         76,126
  Stockholders' (deficit) equity          (1,363,052)    20,330,411
                                        ------------   ------------
                                        $ 34,730,692   $ 60,198,239
                                        ============   ============

                Condensed Consolidated Statements of Operations

                Three Months Ended              Year Ended
                     June 30,                    June 30,
                2008          2007          2008          2007
            --------------------------  --------------------------
 Revenues:
  Product
   sales    $    963,344  $    830,923     3,402,076     2,991,069
  License
   fee and
   other
   revenues           --         7,215            --     5,380,658
  Research &
   develop-
   ment               --            --       248,619       134,285
            ------------  ------------  ------------  ------------
 Revenues   $    963,344  $    838,138     3,650,695     8,506,012

 Costs
  and
  Expenses     7,105,651     5,820,006    26,689,483    24,207,516
            ------------  ------------  ------------  ------------
 Operating
  Loss        (6,142,307)   (4,981,868)  (23,038,788)  (15,701,504)

 Interest
  and Other
  (Expense)
  Income        (483,792)      520,935      (560,612)   (1,351,901)
            ------------  ------------  ------------  ------------
 Net Loss
  before
  Income
  Tax
  Expense     (6,626,099)   (4,460,933)  (23,599,400)  (17,053,405)

 Income
  Tax
  (Expense)
  Benefit       (320,714)     (162,232)      690,326       397,491
            ------------  ------------  ------------  ------------
 Net Loss   $ (6,946,813) $ (4,623,165) $(22,909,074) $(16,655,914)
            ============  ============  ============  ============
 Net Loss
  per
  Common
  Share,
  Basic
  and
  Diluted   $      (0.09) $      (0.06)        (0.31)        (0.26)
            ============  ============  ============  ============

 Weighted
  average
  number
  of common
  shares
  outstand-
   ing        75,107,164    72,948,563    75,092,779    63,277,095
            ============  ============  ============  ============

CONTACT: Immunomedics, Inc.
         Dr. Chau Cheng, Associate Director,
          Investor Relations & Business Analysis
         (973) 605-8200, extension 123
         ccheng@immunomedics.com